Exhibit 5.1

December 17, 2014

On Deck Capital, Inc.

1400 Broadway, 25th Floor

New York, New York 10018

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by On Deck Capital, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 7,200,000 shares of Common Stock reserved for issuance pursuant to the On Deck Capital, Inc. 2014 Equity Incentive Plan, 1,800,000 shares of Common Stock reserved for issuance pursuant to the On Deck Capital, Inc. 2014 Employee Stock Purchase Plan and 10,484,654 shares of Common Stock reserved for issuance pursuant to the On Deck Capital, Inc. 2007 Stock Incentive Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation